Exhibit 99.1

January 19, 2022
Investor Relations Contact: Amy Theaumont A.Theaumont@benefitstreetpartners.com (617) 433-2543

For media inquiries: Pholida Barclay Pholida.Barclay@franklintempleton.com (212) 632-3204

Benefit Street Partners, Franklin BSP Lending Corp., and Franklin BSP Capital Corp.

Announce Record Private Debt Originations in 2021

NEW YORK, N.Y. – January 19, 2022 – Benefit Street Partners L.L.C. ("BSP") today announced record originations for both the fourth quarter and full-year 2021. BSP originated a record $2.8 billion of commitments across 41 issuers in the fourth quarter of 2021, resulting in record annual originations of $7.7 billion across 128 issuers for the year. BSP now manages over $36 billion in assets across private debt, special situations, CLOs, liquid loans, and commercial real estate strategies as of November 30, 2021.

The Business Development Companies (“BDCs”) managed by BSP also achieved record results. BSP is one of the largest BDC managers with over $2 billion of equity and capital commitments as of November 30, 2021.

Franklin BSP Lending Corporation, Inc. ("FBLC"), formerly Business Development Corporation of America (“BDCA”), originated a record of over $700 million of commitments across 34 issuers in the fourth quarter of 2021, resulting in record annual originations of over $1.5 billion across 103 issuers for the year.

Franklin BSP Capital Corporation, Inc. ("FBCC") originated over $250 million of commitments across 23 issuers in the fourth quarter of 2021, resulting in originations of over $500 million across 63 issuers for the year.

Thomas Gahan, CEO of BSP stated: "BSP's record originations in both Q4 and full-year 2021 demonstrate the strength of our private debt platform. With a strong pipeline to begin 2022, we expect to continue providing customized financing solutions to our borrowers and attractive risk-adjusted returns to our investors.”

Richard Byrne, President of BSP and CEO of FBLC and FBCC, added: "Our record originations in 2021 translated directly to the strong performance of our BDCs. Going forward, we believe our BDC shareholders will continue to benefit from our premier private debt platform.”

2021 BSP Highlights

•	Originated a record $7.7 billion across 128 issuers in 2021
o	Approximately 87% of originations were in senior secured loans
o	Includes six new commitments of over $200 million each

2021 & 2022 FBLC Highlights

•	Originated over $1.5 billion across 103 issuers for the year
•	Achieved six consecutive quarters of NAV appreciation as of September 30, 2021
•	In the first week of 2022, FBLC changed its name from BDCA to FBLC in order to better align the company with BSP and Franklin Templeton brands.
•	In December 2021, FBLC, FBCC, and affiliates of BSP acquired Encina Equipment Finance, LLC, a leading non-bank equipment finance platform
•	In March 2021, FBLC achieved an investment grade rating from Moody’s (Baa3 / Stable) and priced its $300M 2026 unsecured notes offering at 3.25%
•	In January 2021, FBLC formed a joint venture with an investment vehicle managed by Cliffwater LLC, creating significant balance sheet flexibility

2021 FBCC Highlights

•	Originated over $500 million across 63 issuers in 2021
•	Raised approximately $600 million in capital commitments as of September 30, 2021
•	FBCC was formed in 2020 with its first close in December 2020 and is continuing to raise capital

About Benefit Street Partners

Benefit Street Partners L.L.C. is a leading credit-focused alternative asset management firm with approximately $36 billion in assets under management as of November 30, 2021. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, long-short liquid credit and commercial real estate debt. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Resources, Inc. For further information, please visit www.benefitstreetpartners.com.

About Franklin BSP Lending Corporation

FBLC is a non-listed business development company with a $2.5 billion investment portfolio at fair value as of September 30, 2021. In January 2022, Franklin BSP Lending Corporation changed its name from Business Development Corporation of America. FBLC’s investment portfolio primarily consists of loans to middle-market companies. FBLC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. FBLC is managed by its investment adviser, Franklin BSP Lending Adviser, L.L.C., an affiliate of Benefit Street Partners L.L.C. For further information, please visit www.bdcofamerica.com. This press release is not an offer to sell any securities issued by FBLC and is not soliciting an offer to buy such securities.

About Franklin BSP Capital Corporation

FBCC is a non-listed business development company with $600 million of investor commitments as of September 30, 2021. FBCC’s investment portfolio primarily consists of loans to middle-market companies. FBCC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. FBCC is managed by its investment adviser, Franklin BSP Capital Adviser L.L.C., an affiliate of Benefit Street Partners L.L.C. This press release is not an offer to sell any securities issued by FBCC and is not soliciting an offer to buy such securities.

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